UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under §240.14a-12

Crown Crafts, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒ No fee required.

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CROWN CRAFTS, INC.

916 South Burnside Avenue

Gonzales, Louisiana 70737

(225) 647-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 12, 2014

To the Stockholders of Crown Crafts, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Crown Crafts, Inc. will be held at our executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana, on August 12, 2014, at 10:00 a.m., Central Daylight Time, for the following purposes:

(i)	to elect two members to the board of directors to hold office for a three-year term;

(ii)	to ratify the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending March 29, 2015;

(iii)	to approve the Company’s 2014 Omnibus Equity Compensation Plan; and

(iv)	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items of business are described in the attached proxy statement. The board of directors has fixed June 13, 2014 as the record date to determine the stockholders entitled to notice of and to vote at the annual meeting. Only those stockholders of record of Crown Crafts Series A common stock as of the close of business on that date will be entitled to vote at the annual meeting or at any adjournment or postponement thereof.

You are cordially invited to attend the annual meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible by telephone, over the Internet or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy. To obtain directions to attend the annual meeting and vote in person, please contact our corporate secretary at (225) 647-9100.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on August 12, 2014. This notice, the attached proxy statement, a form of proxy card and our Annual Report for the fiscal year ended March 30, 2014 are available free of charge at www. proxyvote.com/228309.

By Order of the Board of Directors, Olivia Elliott Vice President, Chief Financial Officer and Secretary

Gonzales, Louisiana

June 27, 2014

Proposal 3 – Approval of Crown Crafts, Inc. 2014 Omnibus Equity Compensation Plan	29
Overview	29
Material Features of the 2014 Plan	30
Federal Income Tax Consequences of the 2014 Plan	36
New 2014 Plan Benefits	37
Registration with the SEC	37
Recommendation of the Board of Directors	37
Security Ownership of Certain Beneficial Owners and Management	38
Section 16(a) Beneficial Ownership Reporting Compliance	39
Other Matters	39
Incorporation by Reference	39
Additional Information	39
Where You Can Find More Information	39
Stockholder Proposals	40
Householding of Proxy Materials	40
Appendix A: Crown Crafts, Inc. 2014 Omnibus Equity Compensation Plan.	A-1

ii

CROWN CRAFTS, INC.

916 South Burnside Avenue

Gonzales, Louisiana 70737

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 12, 2014

PROXY SOLICITATION

This proxy statement and the accompanying form of proxy (which were first sent or given to stockholders on or about July 2, 2014) are furnished to stockholders of Crown Crafts, Inc. (“Crown Crafts” or the “Company”) in connection with the solicitation by and on behalf of the board of directors of the Company of proxies for use at the annual meeting of the Company’s stockholders to be held at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana, on August 12, 2014, at 10:00 a.m., Central Daylight Time, and any adjournment or postponement thereof.

The annual meeting is being held for the following purposes:

(i)	to elect two members to the board of directors to hold office for a three-year term;

(ii)	to ratify the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending March 29, 2015;

(iii)	to approve the Company’s 2014 Omnibus Equity Compensation Plan; and

(iv)	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Voting Information

Record Date

Only holders of record of Crown Crafts Series A common stock at the close of business on the record date, June 13, 2014, are entitled to notice of and to vote at the annual meeting. As of the record date, there were 10,049,558 shares of Crown Crafts Series A common stock outstanding and entitled to vote at the annual meeting, held by approximately 185 holders of record. A list of the Company’s stockholders will be available for review at the Company’s executive offices during regular business hours for a period of ten days before the annual meeting. Each holder of Crown Crafts Series A common stock is entitled to one vote for each share of Crown Crafts Series A common stock he or she owned as of the record date.

Quorum and Vote Required

A quorum of stockholders is necessary to transact business at the annual meeting. The presence, in person or by proxy, of shares of Crown Crafts Series A common stock representing a majority of the shares of Crown Crafts Series A common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum.

Directors are elected by a plurality of the votes cast, meaning that the Class III nominees receiving the most properly cast votes will be elected as Class III directors. The affirmative vote of the holders of a majority of the shares of the Company’s Series A common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to ratify the appointment of KPMG LLP as the Company’s independent auditor and to approve the Company’s 2014 Omnibus Equity Compensation Plan and any other matter that properly comes before the annual meeting. If a quorum is not present at the annual meeting, then it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies. Cumulative voting is not permitted.

As of the record date, the Company’s directors and executive officers as a group beneficially owned and were entitled to vote approximately 1,447,881 shares of Crown Crafts Series A common stock, or approximately 14.4% of the outstanding shares of Crown Crafts Series A common stock on that date. This amount excludes approximately 19,912 shares of Crown Crafts Series A common stock held by members of the immediate families of certain officers and directors of Crown Crafts with respect to which such officers and directors disclaim beneficial ownership.

Voting Your Shares

You may vote by proxy or in person at the annual meeting.

Voting in Person. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

Voting by Proxy. You should vote your proxy on the enclosed proxy card even if you plan to attend the annual meeting. You can always change your vote at the annual meeting. Unless you change your vote at the annual meeting, your latest dated vote before the annual meeting will be the vote counted. Voting instructions are included on your proxy card. If you properly grant your proxy and submit it to the Company in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted according to the recommendations of the board of directors as follows: (i) “for” the election of the director nominees; (ii) “for” the ratification of the appointment of the Company’s independent auditor; and (iii) “for” the approval of the Company’s 2014 Omnibus Equity Compensation Plan. If other matters properly come before the annual meeting, the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion.

You may submit your proxy through the mail by completing your proxy card and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be properly signed and dated. You may also deliver your voting instructions by telephone or over the Internet. Instructions for voting by telephone or over the Internet may be found on your proxy card.

If you are not the record holder of your shares, you must provide the record holder of your shares with instructions on how to vote your shares. If your shares are held by a bank, broker or other nominee, that bank, broker or nominee may allow you to deliver your voting instructions by telephone. If your shares are held by a broker, you may also be allowed to deliver your voting instructions over the Internet. Stockholders whose shares are held by a bank, broker or other nominee should refer to the voting instruction card forwarded to them by that bank, broker or other nominee holding their shares.

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the annual meeting by (i) delivering to the secretary of Crown Crafts a signed notice of revocation bearing a date later than the date of the proxy and stating that the proxy is revoked, (ii) granting a new proxy relating to the same shares and bearing a later date, or (iii) attending the annual meeting and voting in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Abstentions and Broker Non-Votes

Shares of Crown Crafts Series A common stock held by persons attending the annual meeting but not voting, and shares of Crown Crafts Series A common stock for which the Company has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the greatest number of votes cast.

Brokers are prohibited in certain circumstances from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In these circumstances, and in circumstances where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present. Such shares will also have the same effect as a vote against the proposal, other than with respect to the election of directors, in which case such shares will not be included in the vote totals and, therefore, will have no effect on such vote.

Under the rules that govern brokers, brokers do not have discretionary authority to vote on the election of directors or on executive compensation matters; however, brokers have discretionary authority to vote on the ratification of our independent auditor. All votes will be tabulated by the inspector of elections for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

Crown Crafts will bear the costs of printing and mailing this proxy statement, as well as all other costs incurred on behalf of the Company’s board of directors in connection with its solicitation of proxies from the holders of Crown Crafts Series A common stock.

In addition, directors, officers and employees of Crown Crafts and its subsidiaries may solicit proxies by mail, personal interview, telephone, e-mail or facsimile transmission without additional compensation. The Company may also solicit proxies through press releases and postings on its website at www.crowncrafts.com. Arrangements will be made with brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of the Company’s Series A common stock not beneficially owned by them, for forwarding these proxy materials to, and obtaining proxies from, the beneficial owners of such stock entitled to vote at the annual meeting. Crown Crafts will reimburse these persons for their reasonable expenses incurred in doing so.

Other Business

The Company does not expect that any matter other than the proposals presented in this proxy statement will be brought before the annual meeting. However, if other matters are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in their discretion with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact Olivia Elliott at (225) 647-9100 or write to Ms. Elliott at the following address: Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

CORPORATE GOVERNANCE

Our board of directors is committed to maintaining sound and effective corporate governance principles and believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of stockholders, employees, suppliers, customers and regulatory agencies. The board regularly reviews the Company’s corporate governance practices in light of proposed and adopted laws and regulations, the practices of other leading companies, the recommendations of various corporate governance authorities and the expectations of our stockholders.

Board of Directors

The board of directors is responsible for establishing broad corporate policies of the Company, monitoring the Company’s overall performance and ensuring that the Company’s activities are conducted in a responsible and ethical manner. However, in accordance with well-established corporate legal principles, the board of directors is not involved in the Company’s day-to-day operating matters. Members of the board are kept informed about the Company’s business by participating in board and committee meetings, by reviewing analyses and reports provided to them by the Company and through discussions with the chairman of the board, the lead director and officers of the Company.

Director Independence

Each non-employee member of the board is “independent,” as defined for purposes of the rules of the Securities and Exchange Commission (the “SEC”), the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). For a director to be considered independent, the board must determine that the director does not have a relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities of a director. In making this determination, the board considers all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Code of Business Conduct and Ethics; Code of Conduct for Directors

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all directors and employees, including the Company’s chief executive officer and chief financial officer. The Code of Business Conduct and Ethics covers such topics as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, health and safety, confidentiality, payments to governmental personnel and compliance procedures. The Code of Business Conduct and Ethics is posted on the Company’s website at www.crowncrafts.com. In addition, the Company has also adopted a Code of Conduct for Directors, which is also posted on the Company’s website at www.crowncrafts.com.

Board Committees and Meetings

During fiscal year 2014, the Company’s board of directors had the following standing committees: audit committee; compensation committee; nominating and corporate governance committee; and capital committee. Committee membership and the responsibilities assigned by the board of directors to each of these committees are briefly described below.

The board of directors met five times during fiscal year 2014. Each director attended at least 94% of the total number of meetings of the board and committees of which he or she was a member during fiscal year 2014. All board members other than Jon C. Biro and Melvin L. Keating attended the Company’s annual meeting held in 2013, and all members of the board have been requested to attend the 2014 annual meeting. Although the Company has no formal policy with respect to board members’ attendance at the Company’s annual meeting of stockholders, it is customary for all board members to attend the annual meeting.

Audit Committee

The audit committee is currently comprised of three members, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the audit committee’s duties. See “Audit Committee Disclosure – Report of the Audit Committee.” The current members of the audit committee are Donald Ratajczak (Chairman), Sidney Kirschner and Patricia Stensrud. The audit committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the audit committee’s responsibilities and how it should carry them out. The complete text of the audit committee charter is available on the Company’s website at www.crowncrafts.com.

The audit committee represents the board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries. Its primary functions include monitoring the integrity of the Company’s financial statements and system of internal controls and the Company’s compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent auditor; and providing a line of communication among the independent auditor, management and the board. The audit committee met six times during fiscal year 2014. Executive sessions were held with the Company’s independent auditor at each of these meetings.

Compensation Committee

The compensation committee is currently comprised of three directors, Zenon S. Nie (Chairman), Sidney Kirschner and Patricia Stensrud, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the compensation committee’s duties. The compensation committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the compensation committee’s responsibilities and how it should carry them out. The complete text of the compensation committee charter is available on the Company’s website at www.crowncrafts.com. The duties of the compensation committee are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s chief executive officer and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate. The compensation committee met six times during fiscal year 2014.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of three directors, Zenon S. Nie (Chairman), Sidney Kirschner and Donald Ratajczak, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the nominating and corporate governance committee’s duties. The nominating and corporate governance committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the nominating and corporate governance committee’s responsibilities and how it should carry them out. The complete text of the nominating and corporate governance committee charter is available on the Company’s website at www.crowncrafts.com. The nominating and corporate governance committee met five times during fiscal year 2014.

The nominating and corporate governance committee has the general responsibility for overseeing the Company’s corporate governance practices and for identifying, reviewing and recommending to the board individuals to be nominated for election to the board. The nominating and corporate governance committee will also consider any director candidate proposed in good faith by a stockholder of the Company. To do so, a stockholder should send the director candidate’s name, credentials, contact information and his or her consent to be considered as a candidate to the corporate secretary of the Company. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares of Crown Crafts Series A common stock the proposing stockholder owns and how long such shares have been held), as well as any other information required by the Company’s bylaws.

Capital Committee

The capital committee is currently comprised of three directors, Patricia Stensrud (Chairman), E. Randall Chestnut and Donald Ratajczak. With the exception of Mr. Chestnut, none of the directors is a current or former employee of the Company or any of its subsidiaries, and such directors, in the opinion of the board, are free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the capital committee’s duties. The capital committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the capital committee’s responsibilities and how it should carry them out. The complete text of the capital committee charter is available on the Company’s website at www.crowncrafts.com. The capital committee is responsible for overseeing and making recommendations with respect to certain capital market transactions, including stock repurchases and dividend payments. The capital committee met three times during fiscal year 2014.

Identifying and Evaluating Nominees

With respect to the nomination process, the nominating and corporate governance committee reviews the composition and size of the board to ensure that it has the proper expertise and independence; determines the criteria for the selection of board members and board committee members; establishes criteria for qualifications as independent directors, consistent with applicable laws and listing standards; maintains a file of suitable candidates for consideration as nominees to the board; reviews board candidates recommended by stockholders in compliance with all director nomination procedures for stockholders; and recommends to the board the slate of nominees of directors to be elected by the stockholders and any directors to be elected by the board to fill vacancies.

The nominating and corporate governance committee will evaluate candidates for election to the board based on their financial literacy, business acumen and experience, independence, and willingness, ability and availability for service. This may include consideration of factors such as the following:

●

whether the potential nominee has leadership, strategic or policy-setting experience in a complex organization, including not only a corporate organization but also any governmental, educational or other non-profit organization;

●

whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise or industry expertise, and whether the potential nominee has knowledge regarding issues affecting the Company;

●	whether the potential nominee is highly accomplished in his or her respective field;

●	whether the potential nominee has high ethical character and a reputation for honesty, integrity and sound business judgment;

●

whether the potential nominee is free of any conflict of interest or the appearance of any conflict of interest and whether he or she is willing and able to represent the interests of all stockholders;

●	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the board’s activities and to enhance his or her understanding of the Company’s business; and

●	how the potential nominee would contribute to diversity, with a view toward the needs of the board of directors as a whole.

Additionally, with respect to an incumbent director whom the nominating and corporate governance committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company. The manner in which the committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

The nominating and corporate governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, although the committee and the board are committed to a diversified membership. When identifying and recommending director nominees, the members of the committee generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the board.

Board Leadership Structure

The board of directors believes that having a single leader serving as chairman and chief executive officer, together with an experienced and engaged lead director, is the most appropriate leadership structure for the board at this time.

Combining the roles of chairman and chief executive officer makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, subject to the oversight and review of the board. Under this structure, E. Randall Chestnut, the current chairman and chief executive officer, chairs board meetings, where the board discusses strategic and business issues. The board believes that this approach is preferable because the chief executive officer is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other officers and leading implementation of the Company’s strategic plans as approved by the board. This structure creates a single leader who is directly accountable to the board and, through the board, to stockholders, and enables the chief executive officer to act as the key link between the board and other members of management. In addition, Mr. Chestnut personally brings to the combined role of chairman and chief executive officer a long history with Crown Crafts.

Because the board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the board has established the position of lead director. The lead director, who must be independent, is elected by the independent directors. The lead director presides over executive sessions of the independent directors, consults with the chairman of the board, oversees the flow of information to the board and acts as liaison between the non-employee directors and management. As the primary interface between the chief executive officer and the board, the lead director provides a valuable counterweight to the combined chairman and chief executive officer role. The lead director also serves as a focal point for the independent directors, thereby enhancing and clarifying the board’s independence from management. Zenon S. Nie currently serves as the lead director.

Role in Risk Oversight

As noted above, the Company’s business and affairs are managed under the direction of its board of directors. This includes the board’s overseeing the type and amount of risk undertaken by the Company. In discharging its oversight responsibilities, the board relies on a combination of the business experience of its members and the expertise and business experience of the Company’s officers and employees, as well as, from time to time, advice of various consultants and experts. An appropriate balancing of risks and potential rewards with the long-term goals of the Company is, and historically has been, implicit in the decisions and policies of the board. Because risk oversight is so thoroughly made a part of all board deliberations and discussions, no special provision has been made for that oversight in the board’s leadership structure, except in connection with the role of the audit committee, which has responsibility for overseeing the Company’s risk management programs and policies.

The audit committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. The audit committee reports regularly to the full board and is required by its charter to discuss at least annually with management and the Company’s independent auditor the adequacy of the Company’s risk management programs and policies, including any recommendations the committee may have for improvements in those areas.

Certain Relationships and Related Transactions

The Company recognizes that transactions between the Company and its directors or executive officers can present potential or actual conflicts of interest. Accordingly, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions. Nevertheless, the Company also recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company. The Company and the audit committee review all relationships and transactions in which the Company and such related persons are participants on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate.

Crown Crafts Infant Products, Inc., a wholly-owned subsidiary of the Company (“CCIP”), employs Gary Freeman, who is the spouse of Nanci Freeman, the President and Chief Executive Officer of CCIP. Mr. Freeman serves as Vice President – Warehousing and Distribution of CCIP. Mr. Freeman’s base salary as of the end of fiscal year 2014 was $155,711, and he earned a bonus for fiscal year 2014 in the amount of $70,070. The compensation paid to Mr. Freeman is commensurate with that of his peers.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 30, 2014, Messrs. Nie and Kirschner and Ms. Stensrud served as members of the compensation committee. Mr. Keating, whose term as a director expired on the date of the Company’s 2013 annual meeting of stockholders, also served on the compensation committee during fiscal year 2014 and prior to the expiration of his term. None of them is or has been an officer or employee of the Company.

Communication with the Board and its Committees

 Any stockholder may communicate with the board by directing correspondence to the board, any of its committees or one or more of its individual members, in care of the corporate secretary, at Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707.

PROPOSAL 1 – ELECTION OF DIRECTORS

Election of Directors

The Company has a classified board currently consisting of one Class I director (E. Randall Chestnut), two Class II directors (Sidney Kirschner and Zenon S. Nie) and two Class III directors (Donald Ratajczak and Patricia Stensrud). At each annual meeting of stockholders, directors are duly elected for a full term of three years to succeed those directors whose terms are expiring. The Class III directors currently serve until the 2014 annual meeting, and the Class II and Class I directors currently serve until the annual meetings of stockholders to be held in 2015 and 2016, respectively.

Pursuant to the Company’s bylaws, the board of directors has fixed its membership at five directors.

At the 2014 annual meeting, two Class III directors will be elected to hold office until the 2017 annual meeting of stockholders. The board of directors has nominated Donald Ratajczak and Patricia Stensrud as Class III nominees for election to the board of directors. Each of the board’s nominees has consented to serve and be named in this proxy statement and will serve as a director, if elected, for his or her respective term and until his or her successor shall be elected and shall qualify, except as otherwise provided in the Company’s bylaws.

If you properly grant your proxy and submit it to the Company in time to vote, the proxy holder will vote your shares “for” the election of Mr. Ratajczak and Ms. Stensrud unless you have specifically indicated by proper proxy on the proxy card that your shares should be withheld from voting for either of them. Proxies cannot be voted at the annual meeting for a greater number of persons than the number of nominees named.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the Class III nominees discussed below. Proxies will be voted FOR the election of these nominees unless otherwise specified.

Class III Nominees

The following persons are the nominees for Class III directorships with terms ending in 2017:

Name	Age	Director Service
Donald Ratajczak	71	2001 – present

Patricia Stensrud	66	2011 – present

Dr. Donald Ratajczak is a consulting economist and the former Chairman and Chief Executive Officer of Brainworks Ventures, Inc., an enterprise development company he founded in 2000.  He is also Regent’s Professor Emeritus of the Robinson College of Business at Georgia State University.  From 1997 to 2000, he was Regent’s Professor of Economics at Georgia State University, and from 1973 to 1997, he was a Professor or Associate Professor in that department.  He is also the founder, and from 1973 to 2000 was the Director, of the Economic Forecasting Center at Georgia State University.  He is a member of the Board of Directors of Citizens Bankshares Corporation.

Patricia Stensrud is currently President of A&H Worldwide, a leading packaging company with operations in the United States, China and the United Kingdom.  In February 2014, she co-founded BodyLuxe Group LLC, a fashion design enterprise targeting women’s apparel and shapewear. She is also a co-founder of The SilkRoute Partnership, an advisory firm providing strategic business development expertise for luxury and lifestyle brands within the fashion, beauty and consumer product sectors, and the founder of Hudson River Partners LLC, established in 2003, in which Ms. Stensrud has served as principal and managing partner, focused on private real estate investment and advisory due diligence for various merger and acquisition initiatives.  From January 2005 until November 2005, she served as President of the Women’s Sportswear Division of Tommy Hilfiger USA, and prior to that was Chief Executive Officer of Victoria + Co, a division of Jones Apparel Group.  Ms. Stensrud presently serves as a member of the Board of Directors of Christopher & Banks Corporation and is Board Chair Emeritus for the Girl Scouts Council of Greater New York where she serves on the Board of Directors.

Continuing Directors

The following persons are the Class I and Class II directors of the Company, with terms expiring as set forth below:

Director	Age	Director Service	Expiration of Current Term
E. Randall Chestnut (1)	66	1995 – present	2016

Sidney Kirschner (2)	79	2001 – present	2015

Zenon S. Nie (2)	63	2001 – present	2015

(1)	Class I director.
(2)	Class II director.

E. Randall Chestnut joined the Company in January 1995 as Vice President, Corporate Development. Since then, he has been an executive of the Company, and in July 2001, he was elected President, Chief Executive Officer and Chairman of the Board.

Sidney Kirschner is currently President and Chief Executive Officer of The Piedmont Heart Institute and Executive Vice President of Piedmont Healthcare. Mr. Kirschner previously served as Head of School at the Alfred & Adele Davis Academy from 2007 to 2010 and as Chairman of the Board, President and Chief Executive Officer of Northside Hospital, Atlanta, Georgia, from 1992 to 2004.  From 1987 to 1992, he served as Chairman of the Board, Chief Executive Officer and President of National Service Industries, Inc., formerly a Fortune 500 company listed on the New York Stock Exchange.  Mr. Kirschner has served on the board of directors of numerous community organizations.  He is a member of the Board of Directors of Superior Uniform Group, Inc., Cleveland Group, Inc, Zyvax Corporation and Beaulieu Group, LLC.

Zenon S. Nie is Chairman of the Board, President and Chief Executive Officer of the CEO Advisory Board LLC, a management consulting firm he founded in 2000, and has been an operating partner in Tri-Artisan Partners since 2001which merged with Morgan Joseph to form Morgan Joseph TriArtisan LLC January 2011.  From 1993 to 2000, he was Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Simmons Company, a manufacturer and distributor of mattresses.

Director Qualifications

The directors believe that their combined business and professional experience and expertise makes them a valuable resource to management and qualifies them for service on the board. Many of the Company’s current directors, including Messrs. Kirschner, Nie and Ratajczak, have served on the board since the reorganization of Crown Crafts in 2001. Mr. Chestnut has been with the Company, including serving as a director, for over 15 years. During their tenures, these directors and nominees have gained considerable institutional knowledge about the Company, its operations and its industry, which has made them effective directors. Continuity of service and this development of institutional knowledge help make the Company’s board more efficient and effective at developing long-range plans than it would be if there were frequent turnover in board membership.

As noted above, Mr. Chestnut is the Company’s longest-tenured director. His perspective with respect to the Company’s progress and past challenges as both a director and an officer of the Company is essential when the board is evaluating issues and risks facing the Company. His knowledge and understanding of the industry and its key players, including suppliers and customers, make Mr. Chestnut an invaluable resource for the board.

Mr. Kirschner brings to the Company a valuable understanding of its opportunities and the challenges it faces. During a successful and varied career, he has held top executive officer positions with a former Fortune 500 company and has served on the boards of other successful companies, including companies in the textile and manufacturing industries.

Mr. Nie is a key voice on the board with respect to strategy and growth. During his varied career, he has gained valuable perspective on management matters, having served in top executive positions with other manufacturing companies.

Dr. Ratajczak is a leading economist who is regularly called on to provide advice and guidance with respect to financial and economic matters. His considerable expertise and experience in these areas combine with his understanding of the Company’s operations to make him a significant contributor to the board.

Ms. Stensrud brings to the Company extensive experience in the consumer goods and apparel industries. Her experience provides the Company with added insight into the views of retailers and suppliers alike and enables Ms. Stensrud to offer a unique and valuable perspective to the board.

EXECUTIVE COMPENSATION

Executive Officers

Executive officers of the Company are elected or appointed by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal, subject to the terms of applicable employment agreements. See “Employment, Severance and Compensation Arrangements.” The executive officers of the Company are as follows:

Name	Age	Position With Company
E. Randall Chestnut (1)	66	Chairman of the Board, President and Chief Executive Officer

Olivia W. Elliott (2)	45	Vice President and Chief Financial Officer

Nanci Freeman (3)	56	President and Chief Executive Officer, CCIP

(1)	Information about the business experience of Mr. Chestnut is set forth under “Continuing Directors” above.

(2)

Ms. Elliott joined Crown Crafts in November 2001 as Secretary and Treasurer and was promoted to her current position in September 2008. She began her career in public accounting in 1991 with Deloitte & Touche LLP, where she worked for more than three years, after which she worked for seven years in finance and treasury functions with two public companies.

(3)	Ms. Freeman has been President and Chief Executive Officer of CCIP since 1999.

Compensation Discussion and Analysis

The compensation committee of the board of directors has overall responsibility for establishing, implementing and monitoring the Company’s compensation structure, policies and programs. The compensation committee oversees the design and implementation of strategic compensation programs for the Company’s executive officers and is responsible for assessing and approving the total compensation paid to the Company’s chief executive officer and his compensation recommendations for other executive officers and for determining whether the compensation paid under the Company’s programs is fair, reasonable and competitive. The compensation committee’s chairman regularly reports to the board of directors on compensation committee actions and recommendations. The Company’s compensation committee has authority to retain (at the Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.

The individuals who served as the Company’s chief executive and chief financial officers during fiscal year 2014, as well as the other individual included in the Summary Compensation Table below, are referred to individually, as an “executive,” and collectively, as the “named executive officers.” With respect to the named executive officers, this Compensation Discussion and Analysis identifies the Company’s current compensation philosophy and objectives and describes the various methodologies, policies and practices for establishing and administering the compensation programs of the named executive officers.

Compensation Philosophy and Objectives

The compensation committee believes that the most effective executive compensation programs are those that align the interests of the Company’s executive officers with those of its stockholders. The compensation committee further believes that a properly structured compensation program will attract and retain talented individuals and motivate them to drive stockholder value and achieve specific short- and long-term strategic objectives and that a significant percentage of executive pay should be based on the principle of pay-for-performance. However, the compensation committee also recognizes that the Company must maintain its ability to attract highly talented executives. For this reason, an important objective of the compensation committee is to ensure that the Company’s compensation program is competitive with its peer-group companies (the “compensation peer group”).

The Company’s executive compensation program is designed to provide:

●	levels of base compensation that are competitive with comparable companies;

●	annual incentive compensation that varies in a manner consistent with the achievement of individual performance objectives and financial results of the Company;

●	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals; and

●	executive benefits that are meaningful and competitive with comparable companies.

In designing and administering the Company’s executive compensation program, the compensation committee attempts to strike an appropriate balance among these various elements. The compensation committee considers the pay practices of the compensation peer group to determine the appropriate pay mix and compensation levels. With respect to performance-based pay, the compensation committee believes that executive compensation should be closely tied to the financial and operational performance of the Company, as well as to the individual performance and responsibility level of the named executive officers. The compensation committee also believes that the Company’s executive compensation program should include a significant equity-based component because it best aligns the executives’ interests with those of the Company’s stockholders. For purposes of retention, the compensation committee believes that the equity-based component should have meaningful conditions to encourage valued employees to remain in the employ of the Company. Finally, the compensation committee also considers other forms of executive pay as a means to attract, retain and motivate highly qualified executives.

Methodology for Establishing Compensation

The compensation committee is comprised of three independent directors, all of whom satisfy the NASDAQ listing requirements and relevant SEC regulations. There are no interlocking relationships between any member of the compensation committee and any of our executive officers. None of the compensation committee members is an officer, employee or former officer or employee of the Company.

The compensation committee is responsible for all compensation decisions for the chief executive officer and other named executive officers. The chief executive officer annually reviews the performance of the other named executive officers, including consideration of market pay practices of the compensation peer group in conjunction with both Company and individual performance. The conclusions and recommendations of the chief executive officer are presented to the compensation committee for approval. The compensation committee has absolute discretion as to whether it approves the recommendations of the chief executive officer or makes adjustments, as it deems appropriate.

The Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The compensation committee evaluates the mix between these three elements based on the pay practices of comparable companies.

The companies included in the compensation peer group are selected primarily on the basis of their comparability to the Company based on size, as measured through annual revenue, market capitalization and other financial measures. Although the compensation committee also considers and reviews information from proxy statements and other relevant survey data, it particularly focuses on the practices of the compensation peer group in considering compensation levels for the chief executive officer and the other named executive officers. The compensation committee considers the opinions and recommendations of the chief executive officer and various outside advisers and strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers. All compensation decisions take into consideration the compensation committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance, which it believes will ultimately benefit the Company’s stockholders. With respect to the named executive officers, the following describes in greater detail the objectives and policies behind the various elements of the compensation mix.

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and geographic location. Generally, the Company has chosen to position cash compensation at close to market median levels in order to remain competitive in attracting and retaining executive talent. The allocation of total cash between base salary and incentive bonus awards is based on a variety of factors. The compensation committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility and the current compensation package in place for the executive, including the executive’s current annual salary and potential bonus awards under the Company’s short-term incentive plan.

The compensation committee generally evaluates executive salaries annually. An analysis of executive compensation indicated that base salaries for the named executive officers were generally positioned at the market median. For the 2015 fiscal year, based in part on consultation with its independent compensation consultant, and in part upon the compensation committee’s own assessment of the information and factors described above, the compensation committee determined to increase the base salaries of the named executive officers incrementally to maintain market median levels.

Annual Incentive Bonus

The Company intends to continue its strategy of compensating the named executive officers through programs that emphasize performance-based incentive compensation. The Company’s short-term incentive compensation program is designed to recognize and reward executive officers and other employees who contribute meaningfully to the Company’s profitability and increase in stockholder value.

In general, the funding of the annual incentive bonus pool is dependent upon earnings before interest, taxes, depreciation and amortization (after deducting incentive compensation) of the Company and its subsidiaries. If the plan is fully funded, each named executive officer has the ability to receive the target bonus payout. The percentage of the target bonus actually paid to each named executive officer depends on the goal attainment levels. The threshold level of performance for funding the bonus pool is 90% of target, at which point the annual bonus pool is 5% funded.

For fiscal year 2014, the Company and both of its subsidiaries achieved the maximum level of the performance target. Accordingly, the bonus pool was fully funded. Bonus amounts will be paid in the second quarter of fiscal 2015, but were expensed in fiscal 2014, the fiscal year in which the bonuses were earned and to which the payments relate.

In July 2012, the Company also implemented a performance bonus plan, in which only the named executive officers currently participate, that provides for awards of shares of common stock in the event that the aggregate average market value of the common stock during the relevant fiscal year, plus the amount of cash dividends paid in respect of the common stock during such period, increases. In such event, Mr. Chestnut is eligible to receive an award equal in value to 5% of the amount of such increase (subject to a cap of $250,000 for fiscal 2015 and subsequent years), and Ms. Elliott and Ms. Freeman are each eligible to receive an award equal in value to 1% of the amount of such increase (subject to a cap of $125,000 for fiscal 2015 and subsequent years). Any shares of common stock issued in connection with this plan will be issued under the Company’s stockholder-approved 2006 Omnibus Incentive Plan (as amended, the “2006 plan”), or any other equity-based plan or program of the Company approved by the stockholders of the Company and then in effect, will vest one-half on each of the one- and two-year anniversaries of the last day of the relevant performance period and will be subject to any additional terms and conditions that the compensation committee may determine. In each case, any such shares issued to an executive may only be transferred on the earlier of the death of such executive or (i) with respect to one-third of such shares, after the one-year anniversary of the date of issuance, (ii) with respect to an aggregate of two-thirds of such shares, after the two-year anniversary of the date of issuance, and (iii) with respect to all such shares in the aggregate, after the three-year anniversary of the date of issuance. For fiscal year 2014, pursuant to this bonus plan, Mr. Chestnut received a stock award valued at $759,564 and Ms. Elliott and Ms. Freeman each received a stock award valued at $151,913.

Long-Term Incentive Awards

Long-term incentive awards are the third component of the Company’s total compensation package. The compensation committee believes that equity-based compensation ensures that the Company’s officers have a continuing stake in the long-term success of the Company. Accordingly, the Company’s officers and certain other employees may participate in the 2006 plan, which provides for equity incentive awards, including qualified and nonqualified stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and common stock or any combination thereof within the limitations set forth in the 2006 plan. Awards may be granted under the 2006 plan from time to time for 10 years from the 2006 plan’s effective date of June 13, 2006. The compensation committee approves all awards under the 2006 plan and acts as the administrator of the 2006 plan.

Award levels under the 2006 plan are determined based on the compensation practices of the compensation peer group. In general, long-term incentive awards are targeted at the median of the compensation peer group with appropriate adjustments for individual and Company performance, although past awards have generally been below market levels. All stock options granted to date vest and become exercisable in equal installments over a two-year period from the grant date, have a 10-year term and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. All restricted stock awards granted to date were, or are, subject to cliff vesting on the fourth or fifth anniversary of the date of grant, and the stock is held by the Company’s transfer agent in escrow until restrictions lapse and the participant pays taxes on the value of the shares. Participants are entitled to any dividends payable on their restricted stock and to vote their shares. Restricted stock cannot be sold or transferred until the shares vest. Should a named executive officer leave the Company prior to the completion of the applicable vesting schedule, the unvested portion of the grant is forfeited.

Historically, the determination of whether equity compensation awards will be granted under the 2006 plan is made promptly following the preparation of the prior year’s audited financial statements because the awards are made (or not) based upon the compensation committee’s assessment of the Company’s overall performance for such period, as well as the committee’s assessment of the individual’s overall performance over the same time. This determination is generally made considering the totality of the circumstances and not necessarily on the basis of one or more specified performance metrics.

Broad-Based Benefits Programs

The named executive officers are entitled to participate in the benefits programs that are available to all full-time employees. These benefits include health, dental, vision, disability and life insurance, paid vacation and Company contributions to a 401(k) profit-sharing retirement plan. The Company’s 401(k) plan provides for matching contributions by the Company in an amount equal to 100% of the first 2% of employee compensation deferred, plus 50% of the next 1% of employee compensation deferred. All full-time employees age 21 and older are eligible to participate in the plan after six months of service.

Evaluation of Chief Executive Officer Compensation and Executive Performance

Compensation of Chief Executive Officer

The compensation committee meets with the other independent directors each year in executive session to evaluate the performance of the Company’s chief executive officer. The compensation committee also consults with its independent consultant in setting the chief executive officer’s compensation. Neither the compensation committee nor its independent consultant confers with the chief executive officer or any other members of management when setting his base salary. The compensation committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the chief executive officer and the other named executive officers.

Compensation of Other Named Executive Officers

The chief executive officer met with the compensation committee to review his compensation recommendations for the other named executive officers. He described the findings of his performance evaluation of all such persons and provided the basis of his recommendations with the compensation committee, including the scope of each person’s duties, oversight responsibilities and individual objectives and goals against results achieved. In its analysis of the other named executive officers, the compensation committee applied the same rationale to this group as it applied when considering the chief executive officer’s base salary. The compensation committee also considered the pay practices of the compensation peer group and the analyses and recommendations provided by its compensation consultant.

Administrative Policies and Practices

To evaluate and administer the compensation programs of the chief executive officer and other named executive officers, the compensation committee meets periodically each year in conjunction with regularly scheduled board meetings. The compensation committee also holds special meetings and meets telephonically to discuss extraordinary items. Additionally, the compensation committee members regularly confer with its compensation consultant on matters regarding the compensation of the chief executive officer and other named executive officers.

Stock Ownership Guidelines

The board has implemented stock ownership guidelines for directors, the chief executive officer and the chief financial officer. Under those guidelines, (i) directors are expected to hold shares of the Company’s Series A common stock having a value equal to not less than three times their annual retainer amounts, (ii) the chief executive officer is expected to hold shares of the Company’s Series A common stock having a value equal to not less than two times his annual salary, and (iii) the chief financial officer is expected to hold shares of the Company’s Series A common stock having a value equal to not less than the amount of her annual salary. Neither the board nor the compensation committee has implemented stock ownership guidelines for other officers. The compensation committee, however, continues to periodically review best practices and re-evaluate whether additional stock ownership guidelines are consistent with the compensation philosophy of the Company and with the interests of its stockholders.

Summary Compensation Table

The following table sets forth all compensation paid or accrued during fiscal years 2014 and 2013 to the named executive officers.

Name and Principal Position	Fiscal Year	Salary	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation (1)		All Other Compensation		Total
E. Randall Chestnut	2014	$463,500	$759,564	(4)	$-	$564,315	(2)	$22,537	(7)	$1,809,916
Chairman of the Board,
President and Chief	2013	459,865	-		-	292,431		21,408	(8)	773,704
Executive Officer

Olivia W. Elliott	2014	$222,600	$176,424	(5)	$-	$133,560	(3)	$22,350	(9)	$554,934
Vice President and
Chief Financial Officer	2013	219,746	22,114	(6)	-	58,226		21,570	(10)	321,656

Nanci Freeman	2014	$310,847	$176,424	(5)	$-	$186,508	(3)	$22,246	(11)	$696,025
President and Chief
Executive Officer, CCIP	2013	306,861	22,114	(6)	-	11,842		21,289	(12)	362,106

(1)	Amounts consist of cash incentive compensation awards earned for services rendered in fiscal years 2014 and 2013.

(2)	Represents incentive bonus amounts earned in fiscal 2014, of which $147,165 was paid in fiscal 2014 and $417,150 will be paid in fiscal 2015.

(3)	Represents incentive bonus amounts earned in fiscal 2014 but which will be paid in fiscal 2015.

(4)

Represents restricted stock award earned in fiscal 2014, based on growth in the average market value of the Company’s common stock during fiscal 2014, but which will be granted in fiscal 2015. Shares are subject to vesting one half on March 30, 2015 and the balance on March 30, 2016. See discussion of performance bonus above.

(5)

Represents restricted stock award earned in fiscal 2014, based on growth in the average market value of the Company’s common stock during fiscal 2014, of which $24,511 was granted in fiscal 2014 and $151,913 will be granted in fiscal 2015. Shares are subject to vesting one half on March 30, 2015 and the balance on March 30, 2016. See discussion of performance bonus above.

(6)	Represents stock bonus earned in fiscal 2013 but paid in fiscal 2014.

(7)

Represents amounts paid by the Company on behalf of Mr. Chestnut as follows: (i) $16,037 in automobile expenses; and (ii) $6,500 in matching contributions to Mr. Chestnut’s account under the Company’s 401(k) retirement savings plan.

(8)

Represents amounts paid by the Company on behalf of Mr. Chestnut as follows: (i) $15,080 in automobile expenses; and (ii) $6,328 in matching contributions to Mr. Chestnut’s account under the Company’s 401(k) retirement savings plan.

(9)

Represents amounts paid by the Company on behalf of Ms. Elliott as follows: (i) $15,850 in automobile expenses; and (ii) $6,500 in matching contributions to Ms. Elliott’s account under the Company’s 401(k) retirement savings plan.

(10)

Represents amounts paid by the Company on behalf of Ms. Elliott as follows: (i) $15,663 in automobile expenses; and (ii) $5,907 in matching contributions to Ms. Elliott’s account under the Company’s 401(k) retirement savings plan.

(11)

Represents amounts paid by the Company on behalf of Ms. Freeman as follows: (i) $15,746 in automobile expenses; and (ii) $6,500 in matching contributions to Ms. Freeman’s account under the Company’s 401(k) retirement savings plan.

(12)

Represents amounts paid by the Company on behalf of Ms. Freeman as follows: (i) $14,954 in automobile expenses; and (ii) $6,335 in matching contributions to Ms. Freeman’s account under the Company’s 401(k) retirement savings plan.

Employment, Severance and Compensation Arrangements

Crown Crafts has entered into employment agreements with each of the named executive officers and has also entered into a severance protection agreement with Mr. Chestnut. A summary of the terms of these agreements is set forth below.

E. Randall Chestnut. The Company entered into an employment agreement with Mr. Chestnut effective as of July 23, 2001, pursuant to which Mr. Chestnut has agreed to serve as President, Chief Executive Officer and Chairman of the Board of the Company. The initial term of Mr. Chestnut’s employment agreement expired March 31, 2004; however, the agreement currently renews automatically on a monthly basis unless either party gives the other party one year’s advance notice of non-renewal.

Mr. Chestnut’s employment agreement provides for an annual salary, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by the compensation committee, as well as other benefits under programs adopted by the Company from time to time. Mr. Chestnut’s employment agreement also contains one-year post-employment non-competition provisions, one-year post-employment customer non-solicitation provisions and two-year post-employment employee non-solicitation provisions.

The Company entered into an amended and restated severance protection agreement with Mr. Chestnut effective as of April 20, 2004. This agreement provides for a two-year term renewable annually (so as to always be effective for two years after each renewal date), unless either party notifies the other of non-renewal in a timely manner, and provides Mr. Chestnut with certain benefits upon the termination of his employment. These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Olivia W. Elliott. The Company entered into an employment agreement with Ms. Elliott effective as of November 6, 2008, pursuant to which Ms. Elliott has agreed to serve as Vice President and Chief Financial Officer of the Company. The initial term of Ms. Elliott’s employment agreement expired November 6, 2009; however, the agreement renews automatically on a daily basis unless either party gives the other party one year’s advance notice of non-renewal.

Ms. Elliott’s employment agreement provides for an annual salary, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by its board of directors, as well as other benefits under programs adopted by the Company from time to time. Ms. Elliott’s employment agreement also contains one-year post-employment non-competition provisions, one-year post-employment customer non-solicitation provisions and two-year post-employment employee non-solicitation provisions. The agreement also provides Ms. Elliott with certain benefits upon the termination of her employment. These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Nanci Freeman. The Company entered into an amended and restated employment agreement with Ms. Freeman effective as of April 20, 2004, pursuant to which Ms. Freeman has agreed to serve as President and Chief Executive Officer of CCIP. The initial term of Ms. Freeman’s employment agreement expired April 30, 2005; however, the agreement currently renews automatically on a monthly basis unless either party gives the other party one year’s advance notice of non-renewal.

Ms. Freeman’s employment agreement provides for an annual salary, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by the compensation committee, as well as other benefits under programs adopted by the Company from time to time. Ms. Freeman’s employment agreement also contains one-year post-employment non-competition provisions, one-year post-employment customer non-solicitation provisions and two-year post-employment employee non-solicitation provisions. The agreement also provides Ms. Freeman with certain benefits upon the termination of her employment. These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers at March 30, 2014, the last day of the Company’s 2014 fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
E. Randall Chestnut	-	-	-	-	150,000	$1,174,500

Olivia W. Elliott	-	-	-	-	60,000	$469,800

Nanci Freeman	-	-	-	-	60,000	$469,800

(1)

Amounts shown are the number of shares of unvested stock awards granted on June 23, 2010 and subsequently modified on July 29, 2010. The shares vest on the fifth anniversary of the modification date if the common stock trades at or above $5.00 (20,000 for each of Ms. Elliott and Ms. Freeman), $6.00 (75,000 for Mr. Chestnut and 20,000 for each of Ms. Elliott and Ms. Freeman) and $7.00 (75,000 for Mr. Chestnut and 20,000 for each of Ms. Elliott and Ms. Freeman) for any ten trading days within a period of 30 consecutive trading days prior to the vesting date.

(2)	Market values shown are based on the closing price of the Company’s Series A common stock as of March 28, 2014 ($7.83), as reported on The NASDAQ Capital Market.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises of stock options and vesting of stock for the named executive officers during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
E. Randall Chestnut	-	-	13,000	$97,890	(1)

(1)

On November 5, 2013, 13,000 shares of restricted stock vested at a market price of $7.53. The Company withheld 6,234 shares of common stock to satisfy the exercise price and tax withholding obligations incurred by Mr. Chestnut upon the vesting of the shares.

Potential Payments Upon Termination or Change in Control

Each of the employment agreements between the Company and the named executive officers requires the Company to make severance payments and provide severance benefits to the executive under certain circumstances if his or her employment with the Company is terminated other than for “Cause” or the executive’s death or disability. For these purposes, a termination of employment is generally for “Cause” if the executive has been convicted of a felony or if the termination is evidenced by a resolution adopted in good faith by two-thirds of the Company’s board that the executive (i) intentionally and continually failed substantially to perform his or her reasonably assigned duties for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive; or (ii) intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to the Company. As required by Section 409A of the IRC, all of the named executive officers’ employment agreements have been modified to be in compliance with payment timing and other relevant requirements.

Under Mr. Chestnut’s employment agreement and severance protection agreement, if, during the two years following a “Change in Control,” he terminates his employment for “Good Reason” or for any reason during the 60-day period commencing 90 days after the occurrence of the Change in Control or if the Company terminates his employment other than for Cause, death or disability, then he will be entitled to receive the following payments, benefits and rights: (i) payment of three times his annual base salary (based upon the highest rate in effect on certain dates as set forth in the employment agreement); (ii) payment of three times the bonus amount previously paid to him (based upon the highest amount previously paid during certain periods as set forth in the employment agreement); (iii) for a period of three years, or such longer period as may be provided by the terms of the appropriate program, practice or policy, continuation on behalf of Mr. Chestnut, his dependents and beneficiaries of life insurance, disability, medical, dental and hospitalization benefits; (iv) payment of the excess retirement benefit he would have received had he remained employed for three additional years; (v) all of Mr. Chestnut’s outstanding incentive awards shall become fully vested and, if applicable, fully exercisable; (vi) Mr. Chestnut may require the Company to purchase within five days following his termination any shares of stock or shares purchased upon exercise of any options at a price equal to the fair market value of such shares on the date of purchase by the Company; (vii) payment of outplacement services up to $30,000; and (viii) payment of reasonable moving expenses. Mr. Chestnut’s severance protection agreement also provides that if any payment or benefit to which Mr. Chestnut is entitled pursuant to the agreement gives rise to excise tax liability for Mr. Chestnut under Section 4999 of the IRC, a tax gross-up will be provided to him by the Company so that he will receive the same after-tax payment as would have been the case if such payment or benefit were not subject to such excise tax.

Under Ms. Elliott’s employment agreement, if her employment is terminated by the Company without Cause or by her for Good Reason, then she is entitled to payment of the sum (i) her salary, perquisites and all other compensation other than bonuses for the greater of the remaining term of her employment agreement and one year; plus (ii) a bonus, which is required to be an amount equal to the highest annual bonus paid or payable to her in respect of any of the immediately preceding three full fiscal years. This amount is also payable to Ms. Elliott if her respective employment agreement is not expressly assumed by any acquiror of the Company, whether by purchase, merger, consolidation or otherwise.

Under Ms. Freeman’s employment agreement, if her employment is terminated by the Company without Cause or by her for Good Reason, then she is entitled to payment of two times the sum of (i) her salary, perquisites and all other compensation other than bonuses for the greater of the remaining term of her employment agreement and one year; plus (ii) a bonus, which is required to be an amount equal to the highest annual bonus paid or payable to her in respect of any of the immediately preceding three full fiscal years. This sum, though multiplied by only one instead of two, is also payable to Ms. Freeman if her respective employment agreement is not expressly assumed by any acquiror of the Company, whether by purchase, merger, consolidation or otherwise.

Under their respective employment agreements, Ms. Elliott and Ms. Freeman are each entitled to provide notice of termination of employment and receive the severance payments and benefits discussed in the two immediately preceding paragraphs under the following circumstances: (i) if there occurs a Change in Control, and if at the time of such Change in Control, E. Randall Chestnut is not employed by the Company or any of its affiliates; or (ii) if there occurs a Change in Control and if Mr. Chestnut is so employed at the time of such Change in Control and at any time during the 150-day period immediately following the occurrence of such Change in Control, Mr. Chestnut shall no longer be employed by the Company or any of its affiliates for whatever reason.

For these purposes, “Good Reason” generally means a good faith determination by the executive that, without the executive’s consent, any one or more of the following events or conditions has occurred:

●	the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities;

●

a material reduction by the Company of the executive’s base salary or an adverse change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement;

●	any failure to pay the executive any compensation or benefits to which the executive is entitled within five days of the date due;

●

with respect to Mr. Chestnut, a failure to increase his base salary at least annually at a percentage of base salary no less than the average percentage increases granted to him during the three fiscal years ended prior to a Change in Control;

●	the Company’s requiring the executive to be based anywhere other than within 50 miles of the executive’s job location (25 miles in the case of Mr. Chestnut), except for reasonably required travel;

●

the failure by the Company to continue in effect any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident disability, or any other employee benefit plan, program or arrangement, in which the executive participates, or the taking of any action by the Company that would adversely affect the executive’s participation or materially reduce the executive’s benefits under any of such plans;

●	the taking of any action by the Company that would materially adversely affect the physical conditions in or under which the executive performs his or her employment duties;

●	the insolvency or the filing of a petition for bankruptcy by the Company;

●	any purported termination of the executive’s employment for Cause by the Company which does not comply with the specified provisions governing a termination for Cause; or

●	any breach by the Company of any material provision of the executive’s employment agreement.

“Change in Control” under the Company’s employment agreements with Ms. Elliott and Ms. Freeman generally means (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reserve stock split or otherwise, which results in the acquisition of beneficial ownership by any person or entity or any group of persons or entities acting in concert of 25% or more of the outstanding shares of common stock of the Company; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the liquidation of the Company.

“Change in Control” under the Company’s severance protection agreement with Mr. Chestnut generally means any of the following:

●

an acquisition of any voting securities of the Company by any person immediately after which such person has beneficial ownership of 25% or more of the combined voting power of the Company’s then outstanding voting securities;

●

the individuals who as of the date of the severance protection agreement are members of the board of directors cease to constitute at least a majority of the members of the board, provided that (i) if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall be considered as a member of the incumbent board, and (ii) no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board or as a result of any agreement intended to avoid or settle any election or proxy contest; or

●	approval by stockholders of the Company of:

-	a merger, consolidation or reorganization involving the Company, unless such transaction is a “Non-Control Transaction,” which means a merger, consolidation or reorganization of the Company where:

-

the stockholders of the Company, immediately before such merger, consolidation or reorganization, own immediately following such transaction at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction;

-

the individuals who were members of the incumbent board immediately prior to the execution of the agreement providing for such transaction constitute at least a majority of the members of the board of directors of (i) the surviving corporation or (ii) a corporation beneficially owning a majority of the voting securities of the surviving corporation; and

-

no person other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (iv) any person who, immediately prior to such merger, consolidation or reorganization, had beneficial ownership of 25% or more of the then outstanding voting securities has beneficial ownership of 25% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

-	a complete liquidation or dissolution of the Company; or

-	an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary).

The compensation committee has determined that the foregoing severance and change in control benefits are an important part of a competitive overall compensation arrangement for the named executive officers, are consistent with the objective of attracting, motivating and retaining highly talented executives and are important as a recruitment and retention device. The compensation committee also has concluded that change in control benefits help to secure the continued employment and dedication of the named executive officers, mitigate concern that they might have regarding their continued employment prior to or following a change in control and encourage independence and objectivity when considering possible transactions that may be in the best interests of the Company’s stockholders but may possibly result in the termination of their employment. Finally, the compensation committee has concluded that post-termination non-competition and non-solicitation covenants to which the named executive officers have agreed in their employment agreements in consideration for the Company providing these severance and change in control benefits are highly beneficial to the Company.

The compensation committee has determined that the payment or provision of the foregoing severance and change in control benefits is consistent with competitive practices for positions at the level of the named executive officers. The potential amount of such benefits that an executive may receive in the event of a change in control did not influence the compensation committee’s decisions regarding other compensation elements due to the fact that a change in control may never occur during the named executive officer’s term of employment.

Director Compensation

Each non-employee director is paid an annual retainer of $40,000, with no additional board meeting fees paid. The Company’s lead director is paid an additional $20,000 for his service in that position. Additional annual retainers are paid to committee chairmen as follows: (i) audit committee chairman, $10,000; and (ii) compensation, nominating and corporate governance and capital committee chairmen, $4,500 each. Each non-employee director receives a cash fee of $1,000 for each committee meeting attended, and each non-employee director also received a restricted stock grant in August 2013 of 7,000 shares of Crown Crafts Series A common stock. Directors who are employees of Crown Crafts or its subsidiaries do not receive any compensation for their service as directors.

The following table sets forth information regarding compensation paid to current and former non-employee directors of the Company for fiscal year 2014.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
Jon C. Biro	$18,731	$-	$-	$18,731

Melvin L. Keating	$19,388	$-	$-	$19,388

Sidney Kirschner	$53,000	$46,690	$-	$99,690

Zenon S. Nie	$80,000	$46,690	$-	$126,690

Donald Ratajczak	$63,000	$46,690	$-	$109,690

Patricia Stensrud	$54,843	$46,690	$-	$101,533

(1)	For other than Messrs. Biro and Keating, includes fees earned in fiscal year 2014 but paid in fiscal years 2014 and 2015.

(2)

Stock awards consist of awards of unvested stock granted on August 14, 2013. The dollar amounts reported in the table above reflect the aggregate grant date fair value of these shares computed in accordance with FASB ASC Topic 718 using the closing price of the Company’s Series A common stock of $6.67 per share as reported on The NASDAQ Capital Market on the date of grant. These amounts may not correspond to the actual value that will be recognized by the directors. The shares vest in equal installments over a two-year period.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The audit committee of the Company’s board of directors is comprised of three directors, all of whom are independent, as defined by the listing standards of NASDAQ. The board has determined that Donald Ratajczak is an audit committee financial expert within the meaning of regulations adopted by the SEC as a result of his accounting and related financial management expertise and experience. The main function of the audit committee is to ensure that effective accounting policies are implemented and that internal controls are in place to deter fraud, anticipate financial risks and promote accurate and timely disclosure of financial and other material information to the public markets, the board and the Company’s stockholders. The audit committee also reviews and recommends to the board the approval of the annual financial statements and provides a forum, independent of management, for the Company’s independent public accountants to communicate any issues of concern. In performing all of these functions, the audit committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accountants, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

The audit committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the audit committee’s responsibilities and how it should carry them out. The complete text of the audit committee charter is available on the Company’s website at www.crowncrafts.com.

The audit committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended March 30, 2014. The audit committee has discussed with KPMG LLP, the Company’s independent public accountants, the matters required to be discussed by the independent auditor with the audit committee under the Public Company Accounting Oversight Board applicable auditing standards, and the audit committee has discussed with KPMG LLP its independence from management and the Company.

Based on the aforementioned review and discussions with management and the Company’s independent public accountants, and subject to the limitations on the role and responsibilities of the audit committee described above, the audit committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2014.

This report has been submitted by the audit committee.

Donald Ratajczak (Chairman)
Sidney Kirschner
Patricia Stensrud

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

KPMG LLP currently serves as the Company’s independent public accountants and conducted the audit of the Company’s consolidated financial statements for fiscal years 2013 and 2014. Although appointment of the independent public accountants of the Company is not required to be submitted to a vote of the stockholders of the Company for ratification under the laws of Delaware, the audit committee has recommended that the board of directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee of the Company’s board will reconsider whether to retain KPMG LLP and may retain that firm or another independent accounting firm without resubmitting the matter to the stockholders of the Company for their approval. Even if the appointment is ratified, the audit committee of the Company’s board may, in its discretion, direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditor. Proxies will be voted FOR the appointment of the independent auditor unless otherwise specified.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered during the fiscal years ended March 30, 2014 and March 31, 2013:

Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees
Audit Fees	$190,000	$193,000

Audit-Related Fees	$-	$-

Tax Fees	$41,995	$60,655

All Other Fees	$-	$-

Total Fees	$231,995	$253,655

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by principal accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. There were no audit-related fees billed to the Company by KPMG LLP in fiscal 2014 or 2013.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and custom and duties tax planning.

All Other Fees. Other fees consist of fees for products and services other than the services reported above. There were no fees billed to the Company by KPMG LLP in fiscal 2014 or 2013 that are not included in the above classifications.

Pre-Approval Policies and Procedures

All services provided by the principal accountants are subject to pre-approval by the Company’s audit committee. Pre-approval may be provided for specific categories of services, limited to a specified budget amount, and may generally be given for up to one year. Before granting approval for additional services, or on a case-by-case basis as determined by the audit committee, the audit committee will require: (i) a detailed description of the proposed service; (ii) a statement from management as to why they believe KPMG LLP is best qualified to perform the service; and (iii) an estimate of the fees to be incurred. Before granting its approval, the audit committee gives due consideration to whether approval of the relevant service will have a detrimental impact on the independence of the principal accountants.

All fees of KPMG LLP in the preceding table were approved in accordance with the audit committee’s pre-approval policies and procedures.

PROPOSAL 3 – APPROVAL OF CROWN CRAFTS, INC.

2014 OMNIBUS EQUITY COMPENSATION PLAN

Overview

On June 17, 2014, the board adopted, subject to approval by the Company’s stockholders at the annual meeting, the Crown Crafts, Inc. 2014 Omnibus Equity Compensation Plan (the “2014 plan”). The board has directed that the proposal to approve the 2014 plan be submitted to the Company’s stockholders for their approval at the annual meeting. Stockholder approval is being sought in order to meet NASDAQ listing requirements and in order for incentive stock options to meet the requirements of the IRC. To allow for awards under the 2014 plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the IRC, as explained below, stockholders are also being asked to approve the material terms of the performance goals under the 2014 plan, as well as certain other key terms of the 2014 plan. Approval of the 2014 plan at the annual meeting will constitute approval of the performance goals and other key terms specified in the 2014 plan for purposes of the approval requirements of Section 162(m) of the IRC.

The Company currently maintains the 2006 plan, which provides for the grant of equity incentive awards through June 13, 2016. The total number of shares of the Company’s Series A common stock remaining available for issuance under the 2006 plan as of June 26, 2014 is 32,470 shares. The board believes it is advisable to adopt a new comprehensive incentive compensation plan to replace the 2006 plan and provide the Company with an omnibus plan to design and structure grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards for selected individuals employed by the Company or providing services to the Company. The board believes that the availability of 1,200,000 shares of the Company’s Series A common stock for issuance under the 2014 plan will ensure that the Company continues to have a sufficient number of shares available to achieve its compensation strategy in coming years.

If the 2014 plan is approved by the Company’s stockholders, no new awards may be granted under the 2006 plan after the annual meeting. However, awards previously granted and outstanding under the 2006 plan will remain in full force and effect under the 2006 plan according to their respective terms, and to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, shares of the Company’s Series A common stock subject to such award which are not delivered as a result will not be available for awards under the 2014 plan.

The use of common stock awards as part of the Company’s compensation program is important to the Company’s continued success because in the board’s view it fosters a pay-for-performance culture that is an important element of the Company’s overall compensation philosophy. The board believes that equity-based compensation motivates employees to create stockholder value because the value employees realize from equity-based compensation is primarily based on stock price performance. Equity-based compensation also aligns the compensation interests of the Company’s employees with the investment interests of the Company’s stockholders and promotes a focus on long-term value creation because the equity-based compensation awards can be subject to vesting and performance criteria.

As further described in the Compensation Discussion and Analysis included in this proxy statement, the Company’s future success depends in part on the Company’s ability to attract and retain high quality employees. The Company’s ability to provide awards under long-term compensation plans is critical to achieving this success. As described above, the number of shares remaining available for future grants under the 2006 plan is very limited. The 2014 plan has been designed to ensure that it implements best practices in long-term compensation plan design. The board believes that if the 2014 plan is not approved by the Company’s stockholders, then the Company would be at a severe competitive disadvantage as it would not be able to use equity-based awards to recruit and compensate officers and other employees.

The material terms of the 2014 plan are summarized below. A copy of the full text of the 2014 plan is attached to this proxy statement as Appendix A. This summary of the 2014 plan is not intended to be a complete description of the 2014 plan and is qualified in its entirety by the actual text of the 2014 plan to which reference is made.

Material Features of the 2014 Plan

The 2014 plan provides that grants may be made in any of the following forms:

●	Incentive stock options

●	Nonqualified stock options

●	Stock awards

●	Stock units

●	Stock appreciation rights (“SARs”)

●	Dividend equivalents

●	Other stock-based awards

Authorized Shares and Share Counting

The 2014 plan authorizes 1,200,000 shares of the Company’s Series A common stock for issuance, subject to adjustment in certain circumstances as described below. The maximum number of shares that may be granted pursuant to incentive stock options under the 2014 plan is 300,000 shares. The 2014 plan further provides that no participant may be granted, in each case during any calendar year, stock options and SARs covering in excess of 250,000 shares or performance-based awards intended to qualify under Section 162(m) of the IRC (other than stock options and SARs) covering in excess of 250,000 shares. If dividend equivalents are granted, a grantee may not accrue more than $250,000 of such dividend equivalents during any calendar year.

Shares of the Company’s Series A common stock covered by a grant under the 2014 plan generally count against the number of shares authorized for issuance only to the extent they are actually issued, and grants do not count against the number of shares authorized for issuance to the extent that such grants may not be settled in shares of the Company’s Series A common stock. Any shares related to grants that (i) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, (ii) are settled in cash in lieu of shares or (iii) are exchanged with the compensation committee’s permission prior to the issuance of shares for awards not involving shares, shall be available again for grant under the 2014 plan. However, the full number of SARs granted that are to be settled by the issuance of shares is counted against the number of shares available for grants under the 2014 plan, regardless of the number of shares actually issued upon settlement of such SARs. Further, any shares withheld or tendered to satisfy tax withholding obligations on grants under the 2014 plan, shares withheld or tendered to pay the exercise price of grants under the 2014 plan and shares repurchased on the open market with the proceeds of a stock option exercise will not be available for future grants. Shares of the Company’s Series A common stock available for issuance under the 2014 plan may be authorized and unissued shares or treasury shares.

Administration

The 2014 plan will be administered and interpreted by the compensation committee. Ministerial functions may be performed by an administrative committee of employees appointed by the compensation committee.

The compensation committee has the authority to (i) determine the individuals to whom grants will be made under the 2014 plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the 2014 plan.

Eligibility for Participation

All of the Company’s employees, non-employee directors and consultants and advisors who perform services for the Company and its subsidiaries are eligible to receive grants under the 2014 plan. As of June 26, 2014, approximately 145 persons are eligible as employees and non-employee directors to receive grants under the 2014 plan. The compensation committee is authorized to select the persons to receive grants from among those eligible and will determine the number of shares of the Company’s Series A common stock that are subject to each grant.

Vesting

The compensation committee determines the vesting of awards granted under the 2014 plan.

Types of Awards

Stock Options. The compensation committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the IRC (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2014 plan may receive a grant of NQSOs. Only employees of the Company or its subsidiaries may receive a grant of ISOs.

The compensation committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2014 plan will not be less than the fair market value of a share of the Company’s Series A common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of the Company’s outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of the Company’s Series A common stock on the date of grant.

The compensation committee will determine the term of each option, which will not exceed 10 years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of the Company’s outstanding stock, then the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of the Company’s Series A common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs. The maximum aggregate number of shares of the Company’s Series A common stock with respect to which ISOs may be granted under the 2014 plan is 300,000, subject to adjustment in accordance with the terms of the 2014 plan.

The compensation committee will determine the terms and conditions of options, including when they become exercisable. The compensation committee may accelerate the exercisability of any options. Except as provided in the grant agreement or as otherwise determined by the compensation committee, an option may only be exercised while a grantee is employed by or providing service to the Company or its subsidiaries or during an applicable period after termination of employment or service.

A grantee may exercise an option by delivering notice of exercise to the Company. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash; (ii) in certain circumstances as permitted by the compensation committee, by the surrender of shares of the Company’s Series A common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price (and any withholding taxes to be paid by the surrender of shares); (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; (iv) if permitted by the compensation committee, by surrender of the vested portion of the option to the Company for an appreciation distribution payable in shares of the Company’s Series A common stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of the Company’s Series A common stock subject to the surrendered portion exceeds the aggregate exercise price (and any withholding taxes to be paid by the surrender of shares); or (v) by another method approved by the compensation committee.

Stock Awards. The compensation committee may grant stock awards to anyone eligible to participate in the 2014 plan. The compensation committee may impose restrictions on the stock awards and may require that grantees pay consideration for the stock awards. If restrictions are imposed on stock awards, the compensation committee will determine whether they will lapse over a period of time or according to such other criteria, including the achievement of specific performance goals, as the compensation committee determines.

The compensation committee will determine the number of shares of the Company’s Series A common stock subject to the grant of stock awards and the other terms and conditions of the grant, including whether the grantee will have the right to vote such shares and to receive dividends paid on such shares during the restriction period. Unless the compensation committee determines otherwise, all unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason.

Stock Units. The compensation committee may grant stock units to anyone eligible to participate in the 2014 plan. Each stock unit provides the grantee with the right to receive a share of the Company’s Series A common stock or an amount based on the value of a share of the Company’s Series A common stock at a future date. The compensation committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the compensation committee. If a stock unit becomes payable, it will be paid to the grantee in cash, in shares of the Company’s Series A common stock or in a combination of cash and shares of the Company’s Series A common stock, as determined by the compensation committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the compensation committee determines otherwise.

The compensation committee may grant dividend equivalents in connection with grants of stock units made under the 2014 plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The compensation committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of the Company’s Series A common stock or in a combination of the two. The terms and conditions of dividend equivalents will be determined by the compensation committee.

SARs. The compensation committee may grant SARs to anyone eligible to participate in the 2014 plan. SARs may be granted in connection with, or independently of, any option granted under the 2014 plan. Upon exercise of a SAR, the grantee will be paid an amount equal to the excess of the fair market value of a share of the Company’s Series A common stock on the date of exercise over the base amount for the SAR. Such payment to the grantee will be in cash, in shares of the Company’s Series A common stock or in a combination of cash and shares of stock, as determined by the compensation committee. The compensation committee will determine the term of each SAR, which will not exceed 10 years from the date of grant.

The base amount of each SAR will be determined by the compensation committee and will be equal to the per-share exercise price of the related option or, if there is no related option, an amount that is equal to or greater than the fair market value of a share of the Company’s Series A common stock on the date the SAR is granted. The compensation committee will determine the terms and conditions of SARs, including when they become exercisable. The compensation committee may accelerate the exercisability of any SARs.

Other Stock-Based Awards. The compensation committee may grant other stock-based awards, which are grants other than options, stock awards, stock units and SARs. The compensation committee may grant other stock-based awards to anyone eligible to participate in the 2014 plan. These grants will be based on or measured by shares of the Company’s Series A common stock, and will be payable in cash, in shares of the Company’s Series A common stock or in a combination of cash and shares of the Company’s Series A common stock. The terms and conditions for other stock-based awards will be determined by the compensation committee.

Qualified Performance-Based Compensation

The 2014 plan permits the compensation committee to impose objective performance goals that must be met with respect to grants of stock options, stock units, stock awards, SARs, other stock-based awards or dividend equivalents granted to employees under the 2014 plan, in order for the grants to be considered qualified performance-based compensation for purposes of Section 162(m) of the IRC (see “Federal Income Tax Consequences of the 2014 plan” below). Prior to, or soon after the beginning of, the performance period, the compensation committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the IRC, will be based on one or more of the following measures: earnings; earnings per share; consolidated pre-tax earnings; net earnings; net income; operating income; EBIT (earnings before interest and taxes); EBITDA (earnings before interest, taxes, depreciation and amortization); gross margin; operating margin; profit margin; revenues; revenue growth; market value added; market share; economic value added; return measures (including return on equity, return on investment, return on assets, return on net assets and return on capital employed); total stockholder return; relative total stockholder return; profit; operating profit; economic profit; capitalized economic profit; after-tax profit; pre-tax profit; cash; cash flow measures (including operating cash flow, free cash flow and cash flow return); sales; sales volume; sales growth; assets; inventory turnover ratio; productivity ratios; share price; cost; unit cost; expense ratios; charge-off levels; operating efficiency; operating expenses; improvement in or attainment of expense levels; working capital; improvement in or attainment of working capital levels; debt; debt-to-equity ratio; debt reduction; capital targets; consummation of acquisitions, dispositions, projects or other specific events or transactions; implementation, completion or attainment of measurable objectives with respect to key projects, workforce satisfaction, diversity goals, employee retention or customer satisfaction; measures of risk; and measures related to liquidity. Such performance goals may also be particular to an employee or the division, department, line of business, subsidiary or other unit in which the employee works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, prior years’ results or a designated market index or comparison group, all as determined by the compensation committee. Performance goals need not be uniform as among participants.

To the extent consistent with Section 162(m) of the IRC, the compensation committee may, when it establishes performance goals that must be met, also provide for the exclusion of charges related to an event or occurrence which the compensation committee determines should appropriately be excluded, including the following: asset-write downs; litigation or claim judgments or settlements; reorganizations; the impact of acquisitions and divestitures, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges; foreign exchange gains and losses; events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or the cumulative effects of tax or accounting changes.

Deferrals

The compensation committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of the Company’s Series A common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the 2014 plan. The compensation committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting the Company’s Series A common stock, the compensation committee will make adjustments as it deems appropriate in the maximum number of shares of the Company’s Series A common stock reserved for issuance as grants, the maximum number of shares of the Company’s Series A common stock that any individual participating in the 2014 plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the 2014 plan, and the price per share or market value of any outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change of control discussed below will apply. Any adjustments to outstanding grants will be consistent with Section 409A or 422 of the IRC to the extent applicable.

Change of Control

Unless otherwise provided in an employment, change of control or similar agreement with the Company that provides for the effect of a change of control of the Company (as defined in the 2014 plan) on outstanding awards granted under the 2014 plan, the individual grant agreement may provide (in addition to other provisions) that upon a change of control the compensation committee shall have the authority to determine that outstanding grants: (i) will be continued by the Company (if the Company is the surviving entity); (ii) will be assumed by the surviving entity or its parent or subsidiary; or (iii) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the outstanding grant.

If an outstanding grant is continued, assumed or substituted upon a change of control, the continued, assumed or substituted award will provide (i) similar terms and conditions and preserve the same benefits as the outstanding grant that is being continued or replaced, and (ii) that, in the event of the participant’s involuntary termination without cause or termination for good reason on, or within the two-year period following, the date of the change of control, the outstanding grant (or substituted award) will fully vest and become immediately exercisable or nonforfeitable, as the case may be.

The 2014 plan further provides that, if an outstanding grant is not continued, assumed or substituted upon a change of control, the agreement may provide that the compensation committee will in its discretion determine the impact of the change of control on the outstanding grant, including the right to determine to fully vest outstanding grants that are not continued, assumed or substituted and to cash out outstanding grants.

The determinations by the compensation committee may be different with respect to (i) the type of outstanding grant, (ii) the date on which the outstanding grant was granted, and (iii) the participant’s employment position.

Under the 2014 plan, the award agreement may contain such other provisions relating to the treatment of outstanding grants upon a change of control as the compensation committee determines are necessary or desirable.

Transferability of Grants

Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. The compensation committee may also provide, in a grant agreement, that a grantee may transfer a grant other than an ISO to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the compensation committee may determine.

No Repricing of Options

Except as set forth in the 2014 plan, neither the board nor the compensation committee can amend the price of outstanding options or SARs under the 2014 plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior stockholder approval.

Clawback Policy

All grants made under the 2014 plan are subject to any compensation, clawback or recoupment policy that may be applicable to employees of the Company, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2014 plan.

Amendment and Termination

The board or the compensation committee may amend or terminate the 2014 plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the stockholders before amending the 2014 plan to the extent required by Section 162(m) or Section 422 of the IRC or the rules of NASDAQ or other applicable law.

The compensation committee may amend an outstanding grant agreement in a manner not inconsistent with the terms of the 2014 plan, but the amendment will not be effective without the participant’s written consent if the amendment is adverse to the participant.

The 2014 plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless it is terminated earlier by the board or the compensation committee or is extended by the board or the compensation committee with the approval of the stockholders. The termination of the 2014 plan will not impair grants outstanding or the power and authority of the compensation committee with respect to an outstanding grant.

Stockholder Approval for Qualified Performance-Based Compensation

The 2014 plan must be reapproved by the Company’s stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which the stockholders previously approved the 2014 plan, in order for the Company to continue to receive the benefit of the qualified performance-based compensation exception under Section 162(m) of the IRC, as more fully described below, to the extent required by Section 162(m) of the IRC or the regulations thereunder.

Federal Income Tax Consequences of the 2014 Plan

The federal income tax consequences of grants under the 2014 plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2014 plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of the Company’s Series A common stock or payment of cash under the 2014 plan. Future appreciation on shares of the Company’s Series A common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and the Company will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

●

If shares of the Company’s Series A common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and the Company’s tax deduction will be delayed until the risk of forfeiture lapses (i.e., until the shares “vest”), unless the grantee makes a special election to accelerate taxation under Section 83(b) of the IRC.

●

If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares of the Company’s Series A common stock acquired upon exercise of the stock option are held until the later of (i) one year from the date of exercise of the ISO and (ii) two years from the date of grant of the ISO. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and the Company will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

●

A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, imposed at a heightened rate, if the grant constitutes deferred compensation under Section 409A of the IRC and the requirements of Section 409A of the IRC are not satisfied.

Section 162(m) of the IRC generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit and, therefore, remains fully deductible by the corporation that pays it. Awards granted under the 2014 plan may be structured to meet the qualified performance-based compensation exception under Section 162(m) of the IRC if the compensation committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the IRC.

The Company has the right to require that grantees pay an amount necessary for the Company to satisfy its applicable federal, state or local tax withholding obligations with respect to grants. The Company may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The compensation committee may permit a grantee to satisfy the Company’s withholding obligation with respect to grants paid in shares of the Company’s Series A common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

New 2014 Plan Benefits

As of June 26, 2014, no awards have been granted under the 2014 plan. The compensation committee will grant future awards at its discretion. Because such grants are discretionary, it is currently not possible to predict the number of shares of the Company’s Series A common stock that will be granted or who will receive grants under the 2014 plan in the future.

Registration with the SEC

The Company intends to file with the SEC pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-8 relating to the issuance of shares of the Company’s Series A common stock under the 2014 plan as soon as practicable after approval of the 2014 plan by the Company’s stockholders.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the approval of the 2014 plan. Proxies will be voted FOR the approval of the 2014 plan unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, based upon publicly filed documents, regarding the number and percentage of shares of Crown Crafts Series A common stock that are deemed to be “beneficially owned” under the rules of the SEC, as of the record date, by (i) each director of the Company, (ii) each nominee for election as a director, (iii) the current executive officers of the Company named in the Summary Compensation Table included elsewhere herein, (iv) all executive officers and directors as a group, and (v) all persons known to the Company who may be deemed beneficial owners of more than 5% of the outstanding shares of Crown Crafts Series A common stock. An asterisk indicates beneficial ownership of less than 1%. Unless otherwise specified in the footnotes, the stockholder has sole voting and dispositive power over the shares of Crown Crafts Series A common stock beneficially held.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Ariel Investments, LLC 200 E. Randolph Drive Suite 2900 Chicago, Illinois 60601	1,312,588	13.1%

Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio c/o Wellington Trust Company 280 Congress Street Boston, Massachusetts 02210	760,968	7.6%

Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	608,000	6.1%

E. Randall Chestnut	800,968	8.0%

Nanci Freeman	239,968	2.4%

Olivia W. Elliott	152,431	1.5%

Zenon S. Nie	97,363	1.0%

Donald Ratajczak	87,151	*

Sidney Kirschner	51,000	*

Patricia Stensrud	19,000	*

All executive officers and directors as a group (seven persons)	1,447,881	14.4%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who own more than 10% of the common stock of the Company to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended March 30, 2014, all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that a Form 4 filing reflecting Susan Christensen’s automatic dividend reinvestments from April 6, 2010 through July 8, 2013 was not made until August 21, 2013.

OTHER MATTERS

The board does not contemplate bringing before the annual meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Stockholders, nor does it have information that other matters will be presented at the annual meeting. If other matters come before the annual meeting, signed proxies will be voted upon such questions in the discretion of the persons acting under the proxies.

INCORPORATION BY REFERENCE

The Report of the Audit Committee is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

ADDITIONAL INFORMATION

Where You Can Find More Information

Crown Crafts is delivering with this proxy statement a copy of its Annual Report on Form 10-K for the year ended March 30, 2014. Crown Crafts files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information with respect to the public reference rooms. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Upon receipt of a written request, the Company will, without charge, provide any stockholder a copy of the Company’s annual report, including financial statements and the footnotes thereto. Copies of exhibits to the annual report are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the corporate secretary of Crown Crafts at the following address: Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the Company’s 2014 annual meeting of stockholders and who wishes to have the proposal included in the proxy statement for that meeting must submit the proposal to the Company’s corporate secretary. The proposal must be received no later than 5:00 p.m. Central Time on March 4, 2015, which is 120 calendar days prior to the anniversary of this year’s mailing date, and must otherwise comply with applicable SEC rules for inclusion in the Company’s 2015 proxy statement.

Stockholders who wish to propose a matter for action at the 2014 annual meeting, including the nomination of directors, but who do not wish to have the proposal included in the proxy statement, must notify Crown Crafts in writing of the information required by the provisions of the Company’s bylaws relating to stockholder proposals. Under the Company’s bylaws, for proposed business to be considered at such meeting, a stockholder must notify the Company’s corporate secretary of any proposals in writing not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

Stockholder proposals may be submitted to the corporate secretary of Crown Crafts at the following address: Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single copy of each addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. It is anticipated that a number of brokers with account holders who are stockholders of the Company will be householding the Company’s annual report and this proxy statement. If you receive notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you wish to receive a separate copy of the Company’s annual report or proxy statement currently or in the future, or if you are receiving multiple copies and wish to receive only one, please notify your broker or notify us by sending a written request to Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary, or by calling (225) 647-9100.

Appendix A

CROWN CRAFTS, INC.

2014 OMNIBUS EQUITY COMPENSATION PLAN

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

CROWN CRAFTS, INC.

2014 OMNIBUS EQUITY COMPENSATION PLAN

1.     Purpose

The purpose of this Plan is to provide (i) designated employees of Crown Crafts, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company and its subsidiaries, and (iii) non-employee members of the Board with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards. The Company believes that the Plan will encourage Plan participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of participants with those of the Company’s stockholders.

2.     Definitions

In addition to the words and terms defined elsewhere herein, whenever used in this Plan, the following words and terms will have the respective meanings set forth below:

(a)     “Board” means the Company’s Board of Directors.

(b)     “Cause” means “Cause” as defined under any employment or service agreement applicable to the Participant at the time of the Participant’s termination, or if no such employment or service agreement exists, or if such employment or service agreement does not contain any such definition, “Cause” means: (i) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company; (ii) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of the Participant’s employment or service; (iii) the Participant’s commission of or pleading guilty to or confessing to any felony; or (iv) the Participant’s breach of any restrictive covenant agreement with the Company, including covenants not to compete, non-solicitation covenants and non-disclosure covenants. The existence of “Cause” under the Plan shall be determined in good faith by the Committee.

(c)     “Change of Control” means the occurrence of any of the following events:

(i)     any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then-outstanding shares of Company Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company; (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company; or (z) any acquisition pursuant to a transaction that complies with clauses (iii)(A), (iii)(B) and (iii)(C) below;

(ii)     individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming or being re-elected as a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs or occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)     consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the corporation (or, for a non-corporate entity, equivalent securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)     approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than thirty percent (30%) of the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company which reduces the number thereof outstanding; provided, however, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be, that increases the percentage thereof beneficially owned by such Person, a Change of Control shall then occur.

Notwithstanding the foregoing, for any Grants subject to the requirements of Section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of Section 409A(a)(2)(A)(v) of the Code.

(d)     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(e)     “Committee” means the Compensation Committee of the Board, or the Board itself if no Compensation Committee exists. If such Compensation Committee exists, then if and to the extent deemed necessary by the Board, such Compensation Committee shall consist of two or more directors, all of whom are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (ii) “outside directors” within the meaning of Section 162(m) of the Code and related Treasury regulations and (iii) independent directors under the rules of any stock exchange on which the Company’s securities are traded.

(f)      “Company” means Crown Crafts, Inc. and its parent and subsidiary corporations or other entities and any successor entity, as determined by the Committee.

(g)     “Company Stock” means the Series A common stock, par value $0.01 per share, of Crown Crafts, Inc.

(h)     “Disability” or “Disabled” means a Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code.

(i)      “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on the Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(j)     “Effective Date” of the Plan means August 12, 2014, provided that the Plan is approved by the stockholders of the Company on that date.

(k)    “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, any other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(l)      “Employer” means the Company and its subsidiaries.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)     “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(o)     “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on any such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

(p)     “Good Reason” means “Good Reason” as defined under any employment or service agreement applicable to the Participant at the time of the Participant’s termination, or if no such employment or service agreement exists, or if such employment or service agreement does not contain any such definition, “Good Reason” means the occurrence of any of the following conditions without the Participant’s consent: (i) a material diminution in the Participant’s authority, duties or responsibilities from those that existed on the date immediately preceding the Change of Control; (ii) a material reduction in the Participant’s base salary or annual bonus opportunity, in each case as in effect on the date immediately preceding the Change of Control; or (iii) the relocation of the Participant’s primary office to a location more than fifty (50) miles from the location of the Participant’s primary office on the date immediately preceding the Change of Control. Notwithstanding the foregoing, the occurrence of any of the events described in the immediately preceding clauses (i), (ii) and (iii) will not constitute Good Reason unless (x) the Participant gives the Company written notice within thirty (30) days after the initial occurrence of an event that the Participant believes constitutes Good Reason and describes such event in the notice, (y) the Company thereafter fails to cure any such event within thirty (30) days after receipt of such notice and (z) the Participant’s termination as a result of such event occurs at least thirty-one (31) days after the Company’s receipt of the notice referred to in the immediately preceding clause (y) but no more than ninety (90) days after the initial occurrence of the event that the Participant believes constitutes Good Reason. The existence of “Good Reason” under the Plan shall be determined in good faith by the Committee.

(q)    “Grant” means an Option, Stock Unit, Stock Award, SAR or Other Stock-Based Award granted under the Plan.

(r)     “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(s)     “including” or “includes” means “including, without limitation,” or “includes, without limitation.”

(t)     “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(u)     “Key Advisor” has the meaning ascribed to such term in Section 6.1.

(v)     “Non-Employee Director” means a member of the Board who is not an Employee.

(w)     “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under Section 422 of the Code.

(x)      “1933 Act” means the Securities Act of 1933, as amended.

(y)     “Option” means an option to purchase shares of Company Stock, as provided in Section 7.

(z)     “Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as provided in Section 11.

(aa)     “Outstanding Grant” has the meaning ascribed to such term in Section 16.1.

(bb)     “Participant” means an Employee, Non-Employee Director or Key Advisor designated by the Committee to participate in the Plan.

(cc)     “Plan” means this Crown Crafts, Inc. 2014 Omnibus Equity Compensation Plan, as may be amended from time to time.

(dd)     “Prior Plan” means the Crown Crafts, Inc. 2006 Omnibus Incentive Plan, as amended.

(ee)     “SAR” means a stock appreciation right, as provided in Section 10.

(ff)       “Stock Award” means an award of Company Stock, as provided in Section 9.

(gg)     “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as provided in Section 8.

3.     Administration

3.1     Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

3.2     Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18, and (v) deal with any other matters arising under the Plan.

3.3     Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations, to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable and to waive any terms or conditions applicable to awards under the Plan, each in the Committee’s sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4.     Grants

4.1     General Requirements as to Grants. Grants under the Plan may consist of Options as provided in Section 7, Stock Units as provided in Section 8, Stock Awards as provided in Section 9, SARs as provided in Section 10 and Other Stock-Based Awards as provided in Section 11. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement. Grants under a particular Section of the Plan need not be uniform as among Participants.

4.2     Terms of Grants. All Grants, and any Company Stock subject thereto, shall be subject in all respects to the terms and conditions of the Plan, which shall be controlling. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant.

5.     Shares Subject to the Plan

5.1     Shares Authorized. Subject to adjustment as provided in Section 5.4, the total aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be 1,200,000. The maximum aggregate number of shares of Company Stock with respect to which all Grants of Incentive Stock Options may be made under the Plan shall be 300,000 shares, subject to adjustment as provided in Section 5.4. All Grants under the Plan shall be expressed in shares of Company Stock. On and after the Effective Date, no new awards may be granted under the Prior Plan, it being understood that (i) awards outstanding under the Prior Plan as of the Effective Date shall remain in full force and effect under the Prior Plan according to their respective terms, and (ii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the shares of Company Stock subject to such award not delivered as a result thereof shall not be available for Grants under this Plan.

5.2     Share Usage. Except as otherwise provided in this Section 5.2, shares of Company Stock covered by a Grant shall only be counted as used to the extent they are actually issued, and to the extent that any Grants may not be settled in shares of Company Stock, such Grants shall not count against the share limits in Section 5.1. Any shares of Company Stock related to Grants which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged, with the Committee’s permission prior to the issuance of shares, for Grants not involving shares, shall be available again for purposes of the Plan. However, the full number of SARs granted that are to be settled by the issuance of shares of Company Stock shall be counted against the number of shares available for award under the Plan, regardless of the number of shares actually issued upon settlement of such SARs. Further, any shares of Company Stock (i) withheld or tendered to satisfy tax withholding obligations on Grants issued under the Plan, (ii) withheld or tendered to pay the Exercise Price of Options or (iii) repurchased on the open market with the proceeds of an Option exercise, will not be eligible to be returned as available shares under the Plan. The shares of Company Stock available for issuance under the Plan may be authorized and unissued shares of Company Stock or treasury shares.

5.3     Individual Limits.

(i)     Subject to adjustment as provided in Section 5.4, no Participant may be awarded Grants of Options and SARs covering in excess of 250,000 shares of Company Stock during any calendar year and no Participant may be awarded Grants under Section 12 (other than Options and SARs) covering a number of shares of Company Stock in excess of 250,000 shares during any calendar year. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $250,000. The individual limits of this Section 5.3 shall apply without regard to whether the Grants are to be paid in Company Stock or cash.

(ii)    The amount of any cash payments (other than with respect to Dividend Equivalents) shall be determined with reference to the Fair Market Value of the shares of Company Stock to which the cash payments relate.

5.4     Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, then the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock with respect to which Grants of Incentive Stock Options may be made, the maximum number of shares of Company Stock for which any individual may receive Grants in any year (including Options and SARs or Grants under Section 12), the kind and number of shares covered by outstanding Grants, the kind and number of shares issued or transferred and to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with Section 409A or 424 of the Code to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.     Eligibility for Participation

6.1     Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan, as well as consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not, directly or indirectly, promote or maintain a market for the Company’s securities.

6.2     Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants as Participants and shall determine the number of shares of Company Stock subject to each Grant.

7.     Options

7.1     General Requirements as to Options. The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

7.2     Type of Option, Price and Term.

(i)     The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in Section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors or Key Advisors.

(ii)     The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in Section 424 of the Code, unless the Exercise Price per share of Company Stock subject to such Incentive Stock Option is not less than one hundred ten percent (110%) of the Fair Market Value of the Company Stock on the date of grant.

(iii)    The Committee shall determine the term of each Option, which shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in Section 424 of the Code, may not have a term that exceeds five (5) years from the date of grant.

7.3     Exercisability of Options.

(i)     Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii)     The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

7.4     Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Non-Employee Director or Key Advisor. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service; provided, however, that in no event shall such post-termination exercise period exceed three (3) months in the case of any Incentive Stock Option.

7.5     Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Company Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Company Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Company Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, or (v) by such other method as the Committee may approve to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

7.6     Limits on Incentive Stock Options.

(i)     Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in Section 424 of the Code, exceeds $100,000, then the Option, as to such excess, shall be treated as a Nonqualified Stock Option.

(ii)     An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in Section 424 of the Code.

(iii)    Each Participant who receives Company Stock upon the exercise of an Incentive Stock Option shall give the Company prompt notice of any sale or other disposition of shares of such Company Stock that occurs within the later of (A) two (2) years from the date the Option was granted or (B) one (1) year from the date the Option was exercised. Such disposition shall disqualify the Option as an Incentive Stock Option. Shares of such Company Stock may also be subject to stop-transfer orders for the sole purpose of informing the Company of a disqualifying disposition of such shares (and any such stop-transfer order shall be administered solely for this purpose).

8.     Stock Units

8.1     General Requirements as to Stock Units. The Committee may grant Stock Units to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

8.2     Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

8.3     Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

8.4     Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of employment or service, and the circumstances under which Stock Units may be forfeited.

8.5     Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9.     Stock Awards

9.1     General Requirements as to Stock Awards. The Committee may issue shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

9.2     Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of employment or service and the circumstances under which Stock Awards may be forfeited.

9.3     Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as provided in Section 15.1. If certificates are issued, then each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

9.4     Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock or in such other form as dividends are paid on Company Stock, as determined by the Committee.

10.     Stock Appreciation Rights

10.1     General Requirements as to SARs. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with an Option. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

10.2     Tandem SARs. The Committee may grant tandem SARs at the same time as the Option to which it relates is granted. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

10.3     Exercisability; Term. A SAR shall become exercisable in accordance with such terms and conditions as may be specified in the Grant Agreement. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise a SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable. The Committee shall determine the term of each SAR, which shall not exceed ten (10) years from the date of grant.

10.4     Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

10.5     Form of Payment. The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares   of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, then cash shall be delivered in lieu of any fractional share.

11.     Other Stock-Based Awards

The Committee may grant other awards not specified in any of Sections 7, 8, 9 or 10 that are based on or measured by Company Stock to Employees, Non-Employee Directors and Key Advisors on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

12.     Qualified Performance-Based Compensation

12.1     Designation as Qualified Performance-Based Compensation. The Committee may determine that Options, Stock Units, Dividend Equivalents, Stock Awards, SARs or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code, in which case the provisions of this Section 12 shall apply.

12.2     Performance Goals. When Grants are made under this Section 12, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

12.3     Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria, either individually, alternatively or in any combination: earnings; earnings per share; consolidated pre-tax earnings; net earnings; net income; operating income; EBIT (earnings before interest and taxes); EBITDA (earnings before interest, taxes, depreciation and amortization); gross margin; operating margin; profit margin; revenues; revenue growth; market value added; market share; economic value added; return measures (including return on equity, return on investment, return on assets, return on net assets and return on capital employed); total stockholder return; relative total stockholder return; profit; operating profit; economic profit; capitalized economic profit; after-tax profit; pre-tax profit; cash; cash flow measures (including operating cash flow, free cash flow and cash flow return); sales; sales volume; sales growth; assets; inventory turnover ratio; productivity ratios; share price; cost; unit cost; expense ratios; charge-off levels; operating efficiency; operating expenses; improvement in or attainment of expense levels; working capital; improvement in or attainment of working capital levels; debt; debt-to-equity ratio; debt reduction; capital targets; consummation of acquisitions, dispositions, projects or other specific events or transactions; implementation, completion or attainment of measurable objectives with respect to key projects, workforce satisfaction, diversity goals, employee retention or customer satisfaction; measures of risk; and measures related to liquidity. Such performance goals may also be particular to a Participant or the division, department, line of business, subsidiary or other unit in which the Participant works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, prior years’ results or a designated market index or comparison group, all as determined by the Committee. Performance goals need not be uniform as among Participants. To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also provide for the exclusion of charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (x) asset-write downs, litigation or claim judgments or settlements, reorganizations, the impact of acquisitions and divestitures, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (y) foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect). To the extent that Section 162(m) of the Code or applicable tax or securities laws change to permit the Committee to alter the governing performance measures without disclosing to stockholders and obtaining stockholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining stockholder approval.

12.4     Timing of Establishment of Goals. Performance goals must be pre-established by the Committee. A performance goal is considered pre-established if it is established in writing not later than ninety (90) days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal. However, in no event will a performance goal be considered pre-established if it is established after twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the goal is established) has elapsed.

12.5     Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

12.6     Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 12 shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

13.     Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of Section 409A of the Code.

14.     Withholding of Taxes

14.1     Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

14.2     Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

15.     Transferability of Grants

15.1     Restrictions on Transfer. Except as provided in Section 15.2, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights, subject to the terms of the applicable Grant Agreement. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

15.2     Transfers to or for Family Members. Notwithstanding the foregoing, the Committee may provide in a Grant Agreement that a Participant may transfer any Grant (other than any Grant of Incentive Stock Options) to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine, provided that the Participant receives no consideration for the transfer of such Grant and such Grant shall continue to be subject to the same terms and conditions as were applicable to the Grant immediately before the transfer.

16.     Consequences of a Change of Control

16.1     Continuation, Assumption or Substitution of Grants. Except as otherwise provided in an employment, change of control or similar agreement with the Company that provides for the effect of a Change of Control (as defined in the Plan or in any such other agreement for similar transactions) on outstanding Grants made under the Plan (an “Outstanding Grant”), the Grant Agreement may provide (in addition to other provisions) that upon a Change of Control the Committee shall have the authority to determine (which determination may be different for different types or grants of Outstanding Grants or for different groups of Participants) that Outstanding Grants: (i) will be continued by the Company (if the Company is the surviving entity); (ii) will be assumed by the surviving entity or its parent or subsidiary; or (iii) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the Outstanding Grant. If clauses (i), (ii) or (iii) of this Section 16.1 apply to an Outstanding Grant, the continued, assumed or substituted awards will provide (x) similar terms and conditions and preserve the same benefits as the Outstanding Grant that is being continued or replaced and (y) that, in the event of the Participant’s involuntary termination without Cause or termination for Good Reason on, or within the two-year period following, the date of the Change of Control, the Outstanding Grant (or substituted award) will fully vest and become immediately exercisable or nonforfeitable, as the case may be.

16.2     Committee Discretion. If clauses (i), (ii) and (iii) of Section 16.1 do not apply to an Outstanding Grant, the Grant Agreement may provide that the Committee will in its discretion determine the impact of the Change of Control on the Outstanding Grant, including the right to determine to fully vest Outstanding Grants that are not continued, assumed or substituted and to cash out Outstanding Grants.

16.3     Additional Provisions. The Grant Agreement may contain such other provisions relating to the treatment of Outstanding Grants upon a Change of Control as the Committee determines are necessary or desirable.

17.     Requirements for Issuance of Shares

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

18.     Amendment and Termination

18.1     Amendment or Termination of the Plan. The Board or the Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Grants previously made under the Plan, unless a Participant who is adversely affected by such amendment consents in writing. The Company will obtain the approval of the stockholders before amending the Plan to the extent required by Section 422 or 162(m) of the Code or applicable stock exchange requirements.

18.2     Amendment of Grant Agreement. The Committee may, at any time, amend outstanding Grant Agreements in a manner not inconsistent with the terms of the Plan; provided, however, that if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective as to that Participant unless and until the Participant consents in writing to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Grant Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant.

18.3     No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Grants may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or SARs or to cancel outstanding Options or SARS in exchange for cash or other awards of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs.

18.4     Stockholder Approval for “Qualified Performance-Based Compensation.” The Plan must be reapproved by the Company’s stockholders no later than the first stockholders’ meeting that occurs in the fifth (5th) year following the year in which the stockholders previously approved the provisions of Section 12 in order for the Company to continue to receive the benefit of the “qualified performance-based compensation” exception under Section 162(m) of the Code, to the extent required by Section 162(m) of the Code or the regulations thereunder.

18.5     Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth (10th) anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or the Committee or is extended by the Board or the Committee with the approval of the stockholders. The termination of the Plan shall not impair Grants outstanding or the power and authority of the Committee with respect to an outstanding Grant.

19.     Miscellaneous

19.1     Effective Date. The Plan shall be effective as of the Effective Date if approved by the Company’s stockholders on such date.

19.2     Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any entity, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another entity who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such entity. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

19.3     Compliance with Law.

(i)     The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and Grants of “qualified performance-based compensation” comply with the applicable provisions of Section 162(m) of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Section 422 or 162(m) of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 422 or 162(m) of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section 19.3(i).

(ii)     The Plan is intended to comply with the requirements of Section 409A of the Code to the extent applicable. Each Grant shall be construed and administered such that the Grant either qualifies for an exemption from the requirements of Section 409A of the Code or satisfies the requirements of Section 409A of the Code. If a Grant is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.

(iii)     Any Grant that is subject to Section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six (6) months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within fifteen (15) days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within ninety (90) days after the Grantee’s death. The determination of “Key Employees,” including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(iv)     Notwithstanding anything in the Plan or any Grant Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law, including Section 409A of the Code.

19.4     Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

19.5     Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

19.6     Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

19.7     No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

19.8     Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

19.9     Clawback Rights. All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or the Committee, whether or not approved before or after the effective date of the Plan.

19.10     Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

19.11     Plan Headings. The headings in the Plan are for purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

19.12     Severability; Entire Agreement. If any of the provisions of the Plan or any Grant Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Grant Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

Crown Crafts, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM Eastern Daylight Time August 12, 2014.

Vote by Internet

- Go to **www.investorvote.com/CRWS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed below.

1. Election of Directors: Class III Nominees:
01 - Donald Ratajczak 02 - Patricia Stensrud

☐ **FOR** the nominees listed above (except as marked to the contrary to the right)

☐ **WITHHOLD AUTHORITY** to vote for the nominees listed above

☐ Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below. If this Proxy is executed by the undersigned in such manner as not to withhold authority to vote for the election of any nominee, this Proxy will be deemed to grant such authority.

The Board of Directors recommends a vote FOR Proposal 2.

The Board of Directors recommends a vote FOR Proposal 3.

	For	Against	Abstain
3. Approval of the Company's 2014 Omnibus Equity Compensation Plan.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

PLEASE DATE AND SIGN name(s) exactly as shown on this proxy card. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or other non-corporate entity, please sign in full partnership or entity name by authorized person.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Crown Crafts, Inc.

Proxy — CROWN CRAFTS, INC.

ANNUAL MEETING OF STOCKHOLDERS — AUGUST 12, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated June 27, 2014, revoking any proxy previously given, hereby appoint(s) **E. Randall Chestnut** and **Olivia W. Elliott** as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Series A common stock of Crown Crafts, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on August 12, 2014, at the Company's headquarters, located at 916 South Burnside Avenue, Gonzales, Louisiana 70737, at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS.